Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES ANNOUNCES NEW DOMESTIC CAPACITY GUIDANCE

EAGAN, Minn.  — (March 14, 2005) — In January, Northwest Airlines (NASDAQ: NWAC) provided guidance with respect to its 2005 domestic capacity.  The airline indicated that it was forecasting 2005 domestic available seat miles (ASMs) to be two to three percent higher than 2004 domestic ASMs.

On February 17, at the JPMorgan 2005 Airline Conference, Northwest stated that it was studying a reduction in 2005 domestic capacity as a result of high fuel costs, fare restructuring initiatives by competitors and general overcapacity in the domestic marketplace.

Today, Northwest is forecasting that its 2005 domestic ASMs will be flat compared to its 2004 domestic ASMs.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.